Exhibit 4.4.3

LIMITED LIABILITY PARTNERSHIP ADVOCATEN BELASTINGADVISEURS SOLICITORS

EXECUTION VERSION

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH

as Pledgor

and

ABN AMRO BANK N.V.

as Pledgee

DISCLOSED
PLEDGE OF COLLECTION ACCOUNT

THIS DEED is made by:

1.

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH, a branch of VCP Overseas holding KFT (a company organised under the laws of Hungary), licensed in the commercial register of canton of Zug, Switzerland, as the Guarantor (the “Pledgor”); and

2.

ABN AMRO BANK N.V., a public company with limited liability (naamloze vennootschap), incorporated under Netherlands law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands, Chamber of Commerce registration number 33002587 as the Trustee (the “Pledgee”).

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

	1.1.1	Words and expressions defined in the Restated Agreement shall have the same meaning when used in this Deed, unless defined otherwise herein.

	1.1.2	In addition the following terms shall have the following meaning:

“ABN Facility Agreement No. 1” means the $50,000,000 Export Prepayment Agreement No. G-3605/03 dated December 3, 2003 between VCP Exportadora e Participações S.A. (now Votorantim Celulose e Papel S.A.), as Borrower and ABN AMRO Bank N.V. as Bank.

“ABN Facility Agreement No. 2” means the $50,000,000 Export Prepayment Agreement No. G-0852/05 dated March 29, 2005 between Votorantim Celulose e Papel S.A. as Borrower and ABN AMRO Bank N.V. as Bank.

“ABN Facility Agreements” means the ABN Facility Agreement No.1 and the ABN Facility Agreement No. 2.

“ABN Loans” means the ABN Loan No.1, the ABN Loan No. 2 and the ABN Loan No. 3.

“ABN Loan No. 1” means the $50,000,000 principal amount outstanding from the Borrower to ABN AMRO Bank N.V. with respect to the loan made available to the Borrower under the ABN Facility Agreement No. 1 and originally registered with ROF number TA300227.

“ABN Loan No. 2” means the $50,000,000 principal amount outstanding from the Borrower to ABN AMRO Bank N.V. with respect to the loan made available to the Borrower under the ABN Facility Agreement No. 2 and originally registered with ROF number TA331696.

“ABN Loan No. 3” means the $123,000,000 principal amount outstanding from the Borrower to ABN AMRO Bank N.V. with respect to the loan made available by ABN AMRO Bank N.V to the Borrower on 27 June 2006 and registered with ROF numbers TA383445, TA383447 and TA383450.

“Account” means the Collection Account with number 56.42.26.475 USD maintained by the Pledgor with the Account Bank in The Netherlands;

“Account Bank” means ABN AMRO Bank N.V. with which the Pledgor maintains the Account;

“Deed” means this deed of pledge;

“Enforcement Event” means any default (verzuim) in the proper performance of the Secured Obligations or any part thereof provided it is also an Event of Default;

“Finance Documents” has the meaning given thereto in the Restated Agreement;

“Obligor” has the meaning given thereto in the Restated Agreement;

“Parallel Debt” means the covenant to pay to the Trustee and the provisions relating thereto as described in clause 25.22 (Parallel Debt (Covenant to pay the Trustee)) of the Restated Agreement;

“Principal Obligations” means all present and future obligations owed by any Obligor to any Secured Party under or in connection with the Finance Documents, other than the obligations pursuant to the Parallel Debt;

“Restated Agreement” means the ABN Facility Agreements and the agreement pursuant to which the ABN Loan No. 3 was advanced as restated by the Restatement Agreement.

“Restatement Agreement” means the restatement agreement dated as of the date of this Deed pursuant to which Votorantim Celulose e Papel S.A., the Pledgor, ABN AMRO Bank N.V. as arranger, ABN AMRO Bank N.V. as agent, the Pledgee as trustee and the other parties named therein agreed to restate the terms and conditions upon which the ABN Loans are outstanding upon the terms and conditions of the Restated Agreement.

“Rights” means all present and future rights (vorderingen) of the Pledgor vis-à-vis the Account Bank;

“Secured Obligations” means all present and future obligations owed by any Obligor to the Pledgee under or in connection with the Finance Documents; and

“Secured Parties” has the meaning given thereto in the Restated Agreement.

1.2	Interpretation

Any references made in this Deed to any Finance Document or to any agreement or document (under whatever name), shall, where applicable, be deemed to be references to such Finance Document or such other agreement or documents as the same may have been, or may at any time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may at any time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated thereunder including, without limitation, (i) any increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (iv) any combination of the foregoing.

2.	UNDERTAKING TO PLEDGE AND PARALLEL DEBT

2.1	Undertaking to pledge

The Pledgor hereby agrees with the Pledgee that the Pledgor shall grant to the Pledgee a right of pledge over the Rights, as security for the payment of the Secured Obligations.

2.2	Parallel Debt

Pursuant to the Parallel Debt the Pledgee has its own claim in respect of the payment obligations of the Obligors to the Secured Parties under the Finance Documents. With respect to this claim the Pledgee acts in its own name and not as representative (vertegenwoordiger) of the Secured Parties or any of them and consequently the Pledgee becomes the sole pledgee under this Deed.

3.	PLEDGE

3.1	Pledge of Rights

3.1.1

To secure the payment of the Secured Obligations the Pledgor hereby grants to the Pledgee a disclosed right of pledge (openbaar pandrecht) over the Rights, which right of pledge is hereby accepted by the Pledgee.

3.1.2

If and to the extent that at the time of the creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Pledgee cannot be validly secured through the Parallel Debt, such Principal Obligation itself shall be a Secured Obligation.

3.1.3

The Pledgor, to the extent required, notifies the Pledgee in its capacity of Account Bank of the right of pledge created hereby and the Pledgee by co-signing this Deed, among others, acknowledges receipt of notice of this Deed and the pledges envisaged hereby and hereby waives (doet afstand van recht) any right of pledge and any rights of set-off or suspension it has under its general banking conditions (algemene bankvoorwaarden) or otherwise.

3.1.4

The Pledgee is entitled to present this Deed and any other document pursuant hereto for registration to any office, registrar or governmental body in any jurisdiction the Pledgee deems necessary or useful to protect its interests.

3.2	Withdrawal rights

Only the Pledgee is entitled to collect and receive payment of the Rights pledged hereby.  The Pledgee hereby authorises the Pledgor to withdraw and transfer monies from the Accounts (as envisaged by Article 3:246-4 Dutch Civil Code) in accordance with clause 20.8 (Payments from Collection Account on Interest Payment Dates) of the Restated Agreement. The Pledgee may revoke this authorisation upon the occurrence of a Default and the authorisation shall automatically cease to exist upon the occurrence of an Enforcement Event.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and warranties

The Pledgor hereby represents and warrants to the Pledgee that the following is true and correct on the date hereof:

	(a)	the Pledgor is entitled to pledge the Rights as envisaged hereby;

(b)

the right of pledge created hereby over the Rights is a first ranking right of pledge (pandrecht eerste in rang), the Rights have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on the Rights has been made; and

	(c)	the Rights have not been transferred, encumbered or attached in advance, nor has the Pledgor agreed to such transfer or encumbrance in advance.

4.2	Covenants

The Pledgor hereby covenants that it will:

	(a)	other than as explicitly permitted under the terms of the other Finance Documents, not release, settle or subordinate any Rights without the Pledgee’s prior written consent;

(b)

at the Pledgee’s first request, promptly submit an up-to-date overview listing the Rights and the balances of the Account in the form determined and notified in writing by the Pledgee, which may include a print-out and/or an electronic data carrier containing the relevant data;

	(c)	at its own expense execute all documents and do all such acts as the Pledgee may request for creating, perfecting or protecting the right of pledge envisaged hereby;

(d)

not pledge, otherwise encumber or transfer any Rights, whether or not in advance, other than as envisaged hereby or as explicitly permitted under the terms of the other Finance Documents, or perform any act that may harm the rights of the Pledgee, or permit to subsist any kind of encumbrance or attachment over the Rights;

(e)

immediately inform the Pledgee of any event or circumstance which may be of importance to the Pledgee for the preservation or exercise of the Pledgee’s rights pursuant hereto and provide the Pledgee, upon the Pledgee’s written request, with any other information in relation to the (pledge of the) Rights as the Pledgee may from time to time request;

(f)

immediately inform in writing persons such as a liquidator (curator) in bankruptcy, an administrator (bewindvoerder) in a (preliminary) suspension of payment or persons making an attachment, of the existence of the rights of the Pledgee pursuant hereto; and

(g)

to the extent that under rules of private international law, the creation of a security interest over the Rights is governed by any law other than Dutch law, perform all such acts as may be required to create or perfect such security interest, to the extent requested to do so by the Pledgee.

5.	ENFORCEMENT

5.1

Any failure by the Pledgor to satisfy the Secured Obligations when due shall constitute a default (verzuim)in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.

5.2	Upon the occurrence of an Enforcement Event, the Pledgee may enforce its right of pledge and take recourse against the proceeds thereof.

5.3	The Pledgor shall not be entitled to request the court to determine that the Rights pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 Dutch Civil Code.

5.4

The Pledgee shall not be obliged to give notice to the Pledgor of any intention to sell the pledged Rights (as provided in Article 3:249 Dutch Civil Code) or, if applicable, of the fact that it has sold such Rights (as provide in Article 3:252 Dutch Civil Code).

5.5

All monies received or realised by the Pledgee in connection with the Rights shall be applied by the Pledgee in accordance with the relevant provisions of the Finance Documents, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

6.	MISCELLANEOUS PROVISIONS

6.1	Waiver

To the fullest extent allowed by applicable law, the Pledgor waives any right it may have of first requiring the Pledgee to proceed against or claim payment from any other Person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto.

6.2	Evidence of indebtedness

An excerpt from the Pledgee’s records shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations, subject to proof to the contrary.

6.3	Unenforceability

The Pledgor and the Pledgee hereby agree that they will negotiate in good faith to replace any provision hereof which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

6.4	Power of attorney

The Pledgor hereby grants an irrevocable power of attorney to the Pledgee authorising the Pledgee to execute all documents and to perform all such acts as the Pledgee may deem necessary in order to have the full benefit of the rights (to be) granted pursuant hereto, including the exercise of any ancillary rights (nevenrechten) as well as any other rights of the Pledgor in relation to the Rights, which authorisation permits the Pledgee to (also) act as the Pledgor’s counterparty within the meaning of Article 3:68 Dutch Civil Code.

6.5	Costs

6.5.1	All risks, taxes, fees, costs, charges and other expenses due or incurred in respect of or in connection with (the pledge of) any Rights, shall be exclusively for the account of the Pledgor.

6.5.2

All costs, charges and expenses incurred by the Pledgee in the lawful exercise of the powers conferred upon it pursuant hereto (including any enforcement measure), or in relation to the negotiation, preparation and administration of this Deed, as well as in connection with any variation, amendment or supplement to the terms of this Deed, and any costs, charges and expenses incurred by the Pledgee in connection with any consent or waiver, shall be payable by the Pledgor to the Pledgee on first demand.

7.	POWER TO TRANSFER; REPLEDGE

7.1

The Pledgee is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any successor Trustee in accordance with clause 25.19 (Resignation of Trustee) of the Restated Agreement and the Pledgor hereby in advance gives its irrevocable consent to and hereby in advance irrevocably co-operates with any such transfer (within the meaning of Articles 6:156 and 6:159 Dutch Civil Code).

7.2

The Pledgor hereby grants power to the Pledgee to repledge (herverpanden) any Rights pledged pursuant hereto, as envisaged by Article 3:242 Dutch Civil Code in favour of any New Lender in accordance with clause 22 (Changes to the lenders) of the Restated Agreement (herpandhouder) to secure the payment of the Secured Obligations.

7.3	The Pledgee is entitled to impart any information concerning the Pledgor or the Rights to any (proposed) transferee or any (proposed) repledgee.

8.	TERMINATION

8.1

Unless terminated by operation of law, the Pledgee’s right of pledge created pursuant hereto shall be in full force and effect vis-à-vis the Pledgor until it shall have terminated, in part or in whole, as described in clause 8.2 below.

8.2

The Pledgee will be entitled to terminate by notice the right of pledge created pursuant hereto, in part or in whole, in respect of all or part of the Rights and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination would require a waiver (afstand van recht) by the Pledgee, such termination shall be construed accordingly and the Pledgor hereby in advance agrees to such waiver.

9.	GOVERNING LAW AND JURISDICTION

9.1	Governing law

This Deed is governed by and shall be interpreted in accordance with Dutch law.

9.2	Jurisdiction

All disputes arising from or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) (a “Dispute”) shall be submitted to the competent court (rechtbank) in Amsterdam, without prejudice to the Pledgee’s right to submit any Disputes to any other competent court in The Netherlands or in any other jurisdiction.

9.3	Attorneys

If a party to this Deed is represented by (an) attorney(s) in connection with the execution of this Deed or any agreement or document pursuant hereto, and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by the other party, in accordance with Article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978.

This Deed has been executed on 27 September 2006 by:

VCP OVERSEAS HOLDING LTD. BUDAPEST, BAAR BRANCH, as Pledgor

Name:
Title:

ABN AMRO BANK N.V., as Pledgee

Name:
Title:

Name:
Title:

FOR ACKNOWLEDGEMENT AND WAIVER PURSUANT TO CLAUSE 3.1.3:

ABN AMRO BANK N.V., as Account Bank

Name:
Title:

Name:
Title: